Exhibit 10.2

June 7, 2004

Mr. Edward J. Hayes, Jr.
5668 Country Club Parkway
San Jose, CA  95138-2220

Dear Ned,

It is my pleasure to invite you to join the Quantum leadership team as Executive Vice President and Chief Financial Officer (EVP & CFO) of Quantum Corporation, reporting directly to me. This position is an elected officer position.

You will be compensated at a monthly rate of $29,167, annualized to $350,000.

You will be eligible to participate in the All-Inclusive Bonus Plan (AIBP) and your target payout in that Plan will be 50% of your annual salary, although the actual amount will be determined as described in the Plan.

The Company will recommend to the Board of Directors that 400,000 stock options and 100,000 shares of restricted stock be made available to you.  The price for the options will be set at the closing price of the stock on the date of the Board of Directors’ approval. The stock options shall vest over four years as follows:  25% will vest on the first anniversary of the vest begin date and the remainder will vest monthly thereafter at the rate of 1/48th of the original grant amount over the following three years. The restricted stock shares shall vest as follows: 50% will vest upon hire, 25% will vest after 12 months and the remaining 25% will vest after 24 months. Once the stock has been approved and the Board has set the price for your stock, you will receive a package from Quantum’s Stock Administration Department.  You should receive the package within 60 days of your date of hire.  Please read the documents in the package carefully and return one signed copy of the complete Grant Agreement to Stock Administration. In future, as previously discussed, you will be eligible to participate in Quantum’s annual stock program in calendar year 2005. Grants are determined based upon your performance and Quantum’s program guidelines.

Quantum’s flexible benefit program provides a full range of benefits for you and your qualified dependents. Additionally, you will be eligible to participate in Quantum’s 401(k) and Deferred Compensation Programs and be eligible to receive company-reimbursed financial planning services. A benefits overview packet will be mailed immediately upon your acceptance and you will receive a detailed review of our benefits program during your executive orientation.

As a Quantum executive, you will be eligible to participate in Quantum’s Change of Control Program. An agreement will be provided to you during your executive orientation.

     Additionally, as previously discussed, in the event your employment is Involuntarily Terminated (as defined in Section 3(c) of Quantum’s Change in Control Agreement), in a context other than a Change in Control (in which case Quantum’s Change in Control Agreement shall be the sole source of severance benefits), Quantum will provide to you the following benefits in exchange for your execution of a separation agreement and general release:

1.  equivalent of 52 weeks base salary
2.  equivalent of 12 months benefits coverage/continuation and
3.  the greater of the following:
          a.  50% vesting on remaining unvested stock options and restricted stock shares or
          b.  12 months vesting on unvested stock options and restricted stock shares

Enclosed is a second copy of this offer.  Please sign and return one copy of the letter to Ginger Fox, Sr. Administrative Assistant- Compensation, Benefits & HRIS, 1650 Technology Drive, Suite 800, San Jose, CA 95110 or by fax to 408-944-4489.  This offer supersedes any and all other written or verbal offers and is valid until Friday, June 11, 2004 unless earlier withdrawn.  It is also contingent upon successful completion of reference checks, security background verification, execution of Quantum’s Employee Proprietary Information and Invention Agreement, proper verification of employment eligibility and resignation from any Corporate Boards where there is potential conflicts of interest.  Employment at Quantum is at will – either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause.

Upon your written acceptance, we will send to you the required documents for your executive orientation including but not limited to such documents to establish your identity and employment eligibility.  You are requested to bring the required documents with you on your first day.

Ned, we are very enthusiastic about your joining the Quantum leadership team.  We are sure you will find Quantum a stimulating and team-oriented company.  The work environment is one of challenge, opportunity and reward for success.  If you have any questions, please do not hesitate to call me.  Again, it is a pleasure to welcome you to Quantum. We look forward to your acceptance.

Sincerely,

  /s/  Rick Belluzzo

Rick Belluzzo
Chairman and CEO
Quantum Corporation

I understand and accept the terms of this employment offer.

Signed:	/s/ Edward J. Hayes, Jr.	Date:	June 8, 2004

Start Date:	July 1, 2004

Attachment(s):

     New Employee Benefits Data Sheet
     Employee Proprietary Information and Invention Agreement
     Vacation Policy for Vice Presidents
     Financial Planning Program Parameters
     Deferred Compensation Plan for 2004
     401(k) Plan